Direct Line: (604) 646-4390
E-mail: jjai@bdo.ca

December 10, 2010

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street NE
Washington, DC  20549
U.S.A.

Ladies and Gentlemen:

Re:  Source Gold Corp.

We have read the statements under item 4.01 in the Form 8-K dated December 7, 2010 of Source Gold Corp. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as it relates to our firm.  We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Yours very truly,

/s/ BDO Canada LLP

BDO Canada LLP

JJ/bw